CFO Commentary on Third Quarter Fiscal Year 2014

The following information has been prepared on a GAAP basis except where noted.

Summary Results

GAAP Quarterly Financial Comparison
(in millions except per share data)	Q3 FY14	Q2 FY14	Q3 FY13	Q/Q	Y/Y
Revenue	$1,054.0	$977.2	$1,204.1	up 7.9%	down 12.5%
Gross margin	55.4%	55.8%	52.9%	down 40 bps	up 250 bps
Operating expenses	$443.4	$440.0	$384.4	up 0.8%	up 15.3%
Net income	$118.7	$96.4	$209.1	up 23.1%	down 43.2%
Earnings per share	$0.20	$0.16	$0.33	up 25.0%	down 39.4%

Non-GAAP* Quarterly Financial Comparison
(in millions except per share data)	Q3 FY14	Q2 FY14	Q3 FY13	Q/Q	Y/Y
Revenue	$1,054.0	$977.2	$1,204.1	up 7.9%	down 12.5%
Gross margin	55.7%	56.3%	53.1%	down 60 bps	up 260 bps
Operating expenses	$405.4	$400.8	$344.8	up 1.1%	up 17.6%
Net income	$153.8	$133.3	$245.5	up 15.3%	down 37.3%
Earnings per share	$0.26	$0.23	$0.39	up 13.0%	down 33.3%

*Non-GAAP earnings excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs or credits, a restructuring charge in the third quarter of fiscal 2014, a legal settlement charge in the second quarter of fiscal 2014, and the tax impact associated with such items.

Revenue

GAAP Quarterly Revenue Comparison
(in millions)	Q3 FY14	Q2 FY14	Q3 FY13	Q/Q	Y/Y
GPU	$876.8	$858.6	$894.2	up 2.1%	down 1.9%
Tegra Processor	111.2	52.6	243.9	up 111.4%	down 54.4%
All Other	66.0	66.0	66.0	-------	-------
Total	$1,054.0	$977.2	$1,204.1	up 7.9%	down 12.5%

Revenue for the third quarter of fiscal 2014 was $1,054.0 million, up 7.9 percent sequentially and down 12.5 percent year over year. Our outlook was $1,030 million to $1,070 million.

The GPU business had revenue of $876.8 million, up 2.1 percent sequentially and down 1.9 percent year over year.
The sequential increase reflects record revenue in the current quarter for Quadro® and Tesla® GPUs for workstations and servers, a slight increase in GeForce® GPU revenue for desktops, offset by lower unit shipments of GeForce GPUs for notebooks. The year-over-year decrease reflects lower GPU revenue for desktops and notebooks, offset by record revenue in the current quarter for Quadro and Tesla GPUs.

Within our GeForce GPU revenue, we continue to see strong demand for desktop and notebook gaming platforms while entry notebook GPUs continue to show unit decline.

The Tegra® Processor business had revenue of $111.2 million, up 111.4 percent sequentially and down 54.4 percent year over year.

The sequential increase is largely related to Tegra 4, our new generation SOC processor, which began volume shipments this quarter in support of our customers’ new smartphones and tablets. We also began volume shipments of SHIELD™, our new NVIDIA-branded gaming and entertainment portable. Revenue associated with the sale of embedded and automotive products was up, with revenue related to game consoles held relatively flat. The year-over-year decrease is largely related to lower volume shipments of Tegra 4 as compared to Tegra 3 in the prior year. It also reflects lower revenue associated with the sale of embedded products and game consoles, offset by increased revenue from automotive products.

License revenue from our patent license agreement with Intel was $66.0 million, unchanged from the previous and year-earlier quarters.

Gross Margin

GAAP gross margin was 55.4 percent - compared with our outlook of approximately 56.0 percent - down 40 basis points sequentially and up 250 basis points year over year. Non-GAAP gross margin, which excluded stock-based compensation and a minor legal settlement charge in the prior quarter, was 55.7 percent - compared with our outlook of approximately 56.3 percent - down 60 basis points sequentially and up 260 basis points year over year.

Gross margins remain near record levels due to continued strength in our higher-margin products - GeForce GTX®, Quadro and Tesla. This is reflected notably in the year over year increase, with the current quarter being slightly less than the prior quarter due to the increase in revenue in the Tegra Processor business, with products at relatively lower margins than within our GPU business.

Expenses and Other

GAAP and non-GAAP operating expenses for the third quarter were $443.4 million and $405.4 million, respectively; both were below our outlook of approximately $460 million and $418 million, respectively. Non-GAAP operating expenses excluded stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs or credits, and a restructuring charge in the third quarter of fiscal 2014.

The increase in operating expenses over the prior quarter and fiscal year was largely attributable to increased employee compensation, benefits and related infrastructure costs.

Non-GAAP operating expenses excluded:

(Impact on opex/millions)	Q3 FY14	Q2 FY14	Q3 FY13
Stock-based compensation	$31.2	$30.2	$30.6
Amortization of acquisition-related intangible assets	4.9	4.0	4.4
Other acquisition-related costs or credits	(0.3)	5.0	4.6
Restructuring charge	2.2	-------	-------
Total	$38.0	$39.2	$39.6

GAAP income tax expense for the quarter was $22.8 million, or an effective tax rate of 16.1 percent, up 230 basis points sequentially and down 150 basis points year over year. Non-GAAP income tax expense was $28.8 million, or an effective tax rate of 15.8 percent, up 160 basis points sequentially and down 120 basis points year over year. Our outlook for GAAP and non-GAAP tax rates including for the third quarter were between 15 percent and 17 percent, excluding any discrete tax events that may occur during a quarter.

The sequential increases in the GAAP and non-GAAP effective tax rates were largely due to less discrete benefit in the quarter, as there were no releases of foreign tax reserves in the current quarter. The year-over-year decreases were related to the absence of any discrete benefit for the U.S. research tax credit in the third quarter of fiscal 2013.

The U.S. research tax credit was expired during the third quarter of fiscal 2013. During the fourth quarter of fiscal 2013, the credit was reenacted retroactively from December 31, 2011 through to December 31, 2013, with the entire benefit for all previous quarters required to be recognized in the fourth quarter. As a result, the third quarter of fiscal 2013 reflects no tax benefit for the research tax credit and the third quarter of fiscal 2014 includes the annualized benefit of a research tax credit (for the 11 months the law is in effect).

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $3.03 billion, up $97.1 million or 3.3 percent from the prior quarter. This was primarily the result of free cash flow in the current quarter of $124.2 million, offset by $43.4 million in quarterly dividend payments.

Accounts receivable at the end of the quarter were $447.6 million, up $29.5 million from $418.1 million in the prior quarter. DSO at quarter-end was 39 days, flat from the prior quarter. Accounts receivable increased in the current quarter due to increased revenue, with DSO remaining flat due to strong collections.

Inventories at the end of the quarter were $380.3 million, up $2.0 million from $378.3 million in the prior quarter. DSI at quarter-end was 74 days, down 6 days from 80 days in the prior quarter, primarily due to increased shipments at relatively flat inventory levels.

Cash flow from operating activities was $162.3 million in the third quarter, up $65.8 million from $96.5 million in the prior quarter.  The sequential increase was primarily due to earnings growth and strong collections in accounts receivable.

Free cash flow was $124.2 million in the third quarter and $11.5 million in the prior quarter. Depreciation and amortization expense for the third quarter amounted to $62.7 million. Capital expenditures were $38.2 million.

The previously-announced $750 million accelerated share purchase was completed on October 22, 2013 with the delivery of an additional 14.6 million shares. In aggregate, we received 51.5 million shares at an average price of $14.56 per share.  All of the common stock delivered to NVIDIA was placed into treasury stock.

Fourth Quarter Outlook

Our outlook for the fourth quarter of fiscal 2014 is as follows:

•	Revenue is expected to be $1.05 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be approximately 54.2 percent and 54.5 percent, respectively.

•	GAAP operating expenses are expected to be approximately $450 million; non-GAAP operating expenses are expected to be approximately $410 million.

•
GAAP and non-GAAP tax rates are expected to be 16 percent, plus or minus one percent. This estimate excludes any discrete tax events that may occur during the quarter, which, if realized, may increase or decrease our actual effective tax rates in the quarter.

Diluted shares for the fourth quarter are expected to be approximately 578.5 million.

______________

For further information, contact:

Rob Csongor	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6373	(408) 566-5150
rcsongor@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per share, and free cash flows. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, a legal settlement, a restructuring charge, a contribution expense, amortization of acquisition-related intangible assets, other acquisition-related costs or credits, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: strong demand for desktop and notebook gaming platforms; strength in our higher-margin products; and the company’s financial outlook for the fourth quarter of fiscal 2014 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended July 28, 2013. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2013 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, GeForce GTX, Quadro, Tegra, Tesla, and SHIELD are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 27,	July 28,	October 28,	October 27,	October 28,
	2013	2013	2012	2013	2012

GAAP gross profit	$584,415	$545,538	$636,658	$1,648,521	$1,640,741
GAAP gross margin	55.4%	55.8%	52.9%	55.2%	51.7%
Stock-based compensation expense included in cost of revenue (A)	3,090	2,168	2,489	7,911	7,664
Legal settlement	—	2,290	—	2,290	—
Non-GAAP gross profit	$587,505	$549,996	$639,147	$1,658,722	$1,648,405
Non-GAAP gross margin	55.7%	56.3%	53.1%	55.6%	51.9%

GAAP operating expenses	$443,427	$440,004	$384,441	$1,319,218	$1,176,075
Stock-based compensation expense included in operating expense (A)	(31,209)	(30,227)	(30,580)	(92,180)	(93,229)
Amortization of acquisition-related intangible assets	(4,906)	(3,980)	(4,402)	(12,801)	(12,809)
Other acquisition-related costs or credits (B)	329	(4,984)	(4,666)	(9,601)	(14,631)
Contribution expense (C)	—	—	—	—	(20,127)
Restructuring charge	(2,235)	—	—	(2,235)	—
Non-GAAP operating expenses	$405,406	$400,813	$344,793	$1,202,401	$1,035,279

GAAP net income	$118,734	$96,448	$209,080	$293,073	$388,563
Total pre-tax impact of non-GAAP adjustments	41,111	43,649	42,137	127,018	148,460
Income tax impact of non-GAAP adjustments	(6,055)	(6,767)	(5,755)	(19,170)	(23,583)
Non-GAAP net income	$153,790	$133,330	$245,462	$400,921	$513,440

Diluted net income per share
GAAP	$0.20	$0.16	$0.33	$0.49	$0.62
Non-GAAP	$0.26	$0.23	$0.39	$0.67	$0.82

Shares used in diluted net income per share computation	588,752	592,006	628,845	600,108	625,973

Metrics:
GAAP net cash flow provided by operating activities	$162,315	$96,469	$181,485	$434,434	$373,163
Purchase of property and equipment and intangible assets	(38,159)	(84,986)	(44,684)	(188,812)	(135,551)
Free cash flow	$124,156	$11,483	$136,801	$245,622	$237,612

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Nine Months Ended
	October 27,	July 28,	October 28,	October 27,	October 28,
	2013	2013	2012	2013	2012
Cost of revenue	$3,090	$2,168	$2,489	$7,911	$7,664
Research and development	$20,902	$18,555	$20,056	$61,392	$60,148
Sales, general and administrative	$10,307	$11,672	$10,524	$30,788	$33,081

(B) Consists of transaction costs, compensation charges, and other credits related to acquisitions.

(C) Net present value of a $25 million charitable contribution pledged on June 12, 2012 to Stanford Hospital and Clinic, payable over ten years.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2014 Outlook

GAAP gross margin	54.2%
Impact of stock-based compensation (A)	0.3%
Non-GAAP gross margin	54.5%

Q4 FY2014 Outlook
(In millions)
GAAP operating expenses	$450.0
Stock-based compensation expense included in operating expense	(30.8)
Amortization of acquisition-related intangible assets	(4.9)
Other acquisition-related costs (B)	(4.3)
Non-GAAP operating expenses	$410.0

(A) Represents $2.7 million of stock-based compensation expense included in cost of revenue.
(B) Consists of transaction costs and compensation charges related to acquisitions.